Registration No. _______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SPARTAN MOTORS, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2078923 (IRS Employer Identification Number)

1541 Reynolds Road Charlotte, Michigan (Address of Principal Executive Offices)	48813 (Zip Code)

SPARTAN MOTORS, INC.
 2011 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Joseph M. Nowicki Spartan Motors, Inc. 1541 Reynolds Road Charlotte, Michigan 48813 (Name and Address of Agent for Service)	Copies to:	Kimberly Baber Varnum, LLP 333 Bridge Street NW Grand Rapids, Michigan 49504

(517) 543-6400
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(3)(4)	Proposed Maximum Aggregate Offering Price(3)(4)	Amount of Registration Fee
Common Stock, $.01 par value (1)	750,000 shares(2)	$ 4.34	$ 3,251,250	$ 377.47
(1)
Includes the Series A Preferred Stock Purchase Rights ("Rights") attached to each share of Spartan Motors, Inc. Common Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificate representing the Spartan Motors, Inc. Common Stock, and may be transferred only with such shares of Common Stock.

(2)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(3)	Estimated solely for the purpose of calculating the registration fee.
(4)
On September 26, 2011, the average of the high and low prices of the Common Stock of Spartan Motors, Inc. was $4.34 per share. The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                    The following documents filed by the Registrant (also referred to as "Spartan Motors") with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b)          All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

          (c)          The description of the Registrant's common stock, $.01 par value, which is contained in the Registrant's Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.	Description of Securities.

                    Not applicable.

Item 5.	Interests of Named Experts and Counsel.

                    Not applicable.

Item 6.	Indemnification of Directors and Officers.

                    Spartan Motors is obligated under its Restated Articles of Incorporation to indemnify its directors and executive officers to the full extent permitted under the Michigan Business Corporation Act (the "MBCA"). Spartan Motors may similarly indemnify persons who are not directors or executive officers to the extent authorized by Spartan Motors' Board of Directors.

                    Under Sections 561 through 571 of the MBCA, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation. The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Spartan Motors or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Spartan Motors) arising out of a position with Spartan Motors (or with some other entity at Spartan Motors' request); and (b) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action or suit by or in the right of Spartan Motors, unless the director or officer is found liable to Spartan Motors; provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding.

                    The MBCA generally requires that the indemnification provided for in (a) and (b) above be made only on a determination that the director or officer met the applicable standard of conduct (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by interested directors, officers, employees or agents). If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conduct, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred. In connection with an action, suit or proceeding other than an action, suit or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.

                    In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

                    Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under Spartan Motors' Restated Articles of Incorporation, Bylaws or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or executive officer.

                    The MBCA permits Spartan Motors to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Spartan Motors (or positions held with another entity at the request of Spartan Motors), whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Spartan Motors maintains such insurance on behalf of its directors and officers.

                    Spartan Motors has entered into indemnity agreements with each of its directors. The agreements provide that Spartan Motors will indemnify the director, subject to certain limitations, for expenses and costs, including the satisfaction of a judgment, fine or penalty incurred in, or in any amount paid in settlement of, any proceeding, including a proceeding brought by or in the name of Spartan Motors (such as a shareholder derivative suit), brought by reason of the fact that the indemnitee was serving as a director, officer, employee, agent, or fiduciary of Spartan Motors or by reason of any action taken by the indemnitee while serving as a director, officer, employee, agent, or fiduciary of Spartan Motors, or by reason of the fact that the indemnitee was serving at the request of Spartan Motors in a similar capacity with another entity, if such expenses and costs may be indemnified under the MBCA. In accordance with Spartan Motors' Articles of Incorporation and Bylaws, the agreements are designed to provide the maximum protection allowed under federal and Michigan law. Indemnification is dependent upon the director meeting the applicable standards of conduct set forth in the indemnity agreements.

Item 7.	Exemption from Registration Claimed.

                    Not applicable.

Item 8.	Exhibits.

                    The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Document

4.1
Restated Articles of Incorporation, as amended to date:  Incorporated into this Exhibit 4.1 by reference to (i) Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007, and (ii) Exhibit A to the Rights Agreement attached as Exhibit 1 to the Company’s Registration Statement on Form 8-A filed July 10, 2007.

4.2	Bylaws, as amended to date. Previously filed as an exhibit to Spartan Motors' Quarterly Report on Form 10-Q for the period ended June 30, 2008, and incorporated herein by reference.

4.3	Form of Stock Certificate. Previously filed as an exhibit to the Registration Statement on Form S-18 (Registration No. 2-90021-C) filed on March 19, 1984, and incorporated herein by reference.

4.4
Rights Agreement dated July 7, 2007, between Spartan Motors and American Stock Transfer & Trust Co. Previously filed as an exhibit to Spartan Motors' Current Report on Form 8-A filed July 10, 2007, and incorporated herein by reference.

4.5
The Registrant has several classes of long-term debt instruments outstanding.  The authorized amount of none of these classes of debt exceeds 10% of the Company’s total consolidated assets.  The Company agrees to furnish copies of any agreement defining the rights of holders of any such long-term indebtedness to the Securities and Exchange Commission upon request.

5	Opinion of Varnum, LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Varnum, LLP (included in Exhibit 5 and incorporated herein by reference).

24	Powers of Attorney (included on the signature page to this Registration Statement).

99	Spartan Motors, Inc. 2011 Employee Stock Purchase Plan. Previously filed as Appendix A to the Company’s Proxy Statement filed April 25, 2011 and incorporated herein by reference.

Item 9.	Undertakings.

          (a)          The undersigned Registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

          (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of Michigan, on this 30th day of September, 2011.

SPARTAN MOTORS, INC. (Registrant)

/s/ Joseph M. Nowicki
Joseph M. Nowicki Chief Financial Officer, Treasurer and Chief Corporate Compliance Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John E. Sztykiel and Joseph M. Nowicki, and each of them, as attorney-in-fact and agent, with full power of substitution and re-substitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any such substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Date: September 17, 2011	/S/ John E. Sztykiel
John E. Sztykiel, Director, President and Chief Executive Officer (Principal Executive Officer)

Date: September 29, 2011	/S/ Joseph M. Nowicki
Joseph M. Nowicki, Chief Financial Officer, Treasurer and Chief Corporate Compliance Officer (Principal Accounting and Financial Officer)

Date: September 14, 2011	/S/ Hugh W. Sloan
Hugh W. Sloan, Chairman of the Board and Director

Date: September 14, 2011	/S/ Richard R. Current
Richard R. Current, Director

Date: September 17, 2011	/S/ Richard F. Dauch
Richard F. Dauch, Director

Date: September 20, 2011	/S/ Ronald E. Harbour
Ronald E. Harbour, Director

Date: September 16, 2011	/S/ Kenneth Kaczmarek
Kenneth Kaczmarek, Director

EXHIBIT INDEX

Exhibit Number	Document

4.1
Restated Articles of Incorporation, as amended to date:  Incorporated into this Exhibit 4.1 by reference to (i) Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007, and (ii) Exhibit A to the Rights Agreement attached as Exhibit 1 to the Company’s Registration Statement on Form 8-A filed July 10, 2007.

4.2	Bylaws, as amended to date. Previously filed as an exhibit to Spartan Motors' Quarterly Report on Form 10-Q for the period ended June 30, 2008, and incorporated herein by reference.

4.3	Form of Stock Certificate. Previously filed as an exhibit to the Registration Statement on Form S-18 (Registration No. 2-90021-C) filed on March 19, 1984, and incorporated herein by reference.

4.4
Rights Agreement dated July 7, 2007, between Spartan Motors and American Stock Transfer & Trust Co. Previously filed as an exhibit to Spartan Motors' Current Report on Form 8-A filed July 10, 2007, and incorporated herein by reference.

4.5
The Registrant has several classes of long-term debt instruments outstanding.  The authorized amount of none of these classes of debt exceeds 10% of the Company’s total consolidated assets.  The Company agrees to furnish copies of any agreement defining the rights of holders of any such long-term indebtedness to the Securities and Exchange Commission upon request.

5	Opinion of Varnum, LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Varnum, LLP (included in Exhibit 5 and incorporated herein by reference).

24	Powers of Attorney (included on the signature page to this Registration Statement).

99	Spartan Motors, Inc. 2011 Employee Stock Purchase Plan. Previously filed as Appendix A to the Company’s Proxy Statement filed April 25, 2011 and incorporated herein by reference.